EXHIBIT B-2

VERIFICATION

The undersigned states that she has duly executed the attached Application dated June 29, 2009 for and on behalf of GE Asset Management Incorporated (the “Company”); that she is a Senior Vice President and Deputy General Counsel of the Company; and that all action by shareholders, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that she is familiar with such instrument and the contents thereof, and that the facts therein set forth are true to the best of her knowledge, information and belief.

/s/ Jeanne M. La Porta

Senior Vice President and Deputy General Counsel

EXHIBIT B-2